WORLDCORP

                  EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

                 Amendment No. 1 to Amended and Restated Plan


     WHEREAS, WorldCorp, Inc. ("Company") maintains the WorldCorp Employee Savings and Stock Ownership Plan ("Plan") for the benefit of its eligible Employees;

     WHEREAS, the Internal Revenue Service has requested that certain technical amendments be made to the Plan as a condition for the issuance of a favorable determination letter relating to the qualified status of the Plan under the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and

     WHEREAS, it is desirable to amend the Plan to clarify certain other Plan provisions;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. The definition of "Approved Absence" in Section 2 is restated to read as follows, effective as of August 5, 1993:

          Approved Absence .... A leave of absence granted to an Employee by his Employer under its established leave policy, including any unpaid leave covered under the Family and Medical Leave Act of 1993. See Section 3(c).

     2. The following sentence is added to the definition of "Compensation" in Section 2, effective as of January 1, 1989: The above dollar limits shall be allocated among such individuals in the ratio that the Compensation of each such individual bears to the aggregated Compensation of all such individuals.

     3. The following two sentences are added to the definition of "Highly Compensated Employee," effective as of January 1, 1987:

     If an Employee is a 5% owner (whether active or former) or one of the ten most highly compensated Highly Compensated Employees, any Statutory Compensation paid to, and Discretionary Contributions, Forfeitures, Salary Deferral Contributions and Matching Contributions made on behalf of his family members shall be aggregated with his Statutory Compensation, Discretionary Contributions, Forfeitures, Salary Deferral Contributions and Matching Contributions for purposes of determining the limitations under Sections 4(a), 4(b) and Section 6(a), and all family members shall be treated as one Highly Compensated Employee. A "family member" of a Highly Compensated Employee shall mean his spouse and lineal ascendants and descendants (and spouses of such ascendants and descendants).

     4. The following sentence is added to Section 4(d), effective as of February 2, 1989:

     Company Contributions paid in shares of Company Stock shall be valued based upon the Fair Market Value on the date the shares are issued to the Trustee.

     5. The last sentence in the third paragraph in Section 5(f) is restated to read as follows, effective as of January 1, 1993:

     Any distribution or transfer of assets under this Section 5(f) shall occur within 90 days after the 90-day period in which the election may be made, and any distribution shall be subject to the provisions of Sections 14(c) and (f).

     6. The following paragraph is added to Section 7(b), effective as of February 2, 1989:

          The Annual Additions under Section 7(a) with respect to Financed Shares released from the Loan Suspense Account (by reason of Company Contributions used for payments on an Acquisition Loan) and allocated to Participants' Company Contributions Accounts shall be the lesser of (A) the amount of such Company Contributions (as determined after application of the preceding paragraph); or (B) the Fair Market Value of WorldCorp Stock as of the Allocation Date. Annual Additions shall not include any allocation attributable to any proceeds from the sale of Financed Shares by the Trust or to appreciation (realized or unrealized) in the Fair Market Value of WorldCorp Stock.

     7. The fourth sentence in Section 8(a) is restated to read as follows, effective as of January 1, 1996:

          Any allocated shares of WorldCorp Stock with respect to which voting instruction forms are not received from Participants (or Beneficiaries) shall be voted in the manner determined by the Trustee.

     8. The first sentence in the second paragraph of Section 11(b) is restated to read as follows, effective as of August 5, 1993:

          For purposes of determining whether a Break in Service has occurred, if an Employee begins a maternity/paternity absence described in Section 411(a)(6)(E)(i) of the Code, or effective August 5, 1993, any leave covered under the Family and Medical Leave Act of 1993, the computation of his Hours of Service shall include the Hours of Service that would have been credited if he had not been so absent (or eight Hours of Service for each normal work day of such absence if the actual Hours of Service cannot be determined).

     9. The second sentence in Section 12(a) is restated to read as follows, effective as of January 1, 1994:

          If the value of a Participant's Capital Accumulation at the time a distribution would otherwise commence under this Section 12 exceeds $3,500, no part of his Capital Accumulation may be distributed to him before he attains age 65 without his written consent.

     10. The first two sentences in Section 12(b) are restated to read as follows, effective as of January 1, 1994:

          In the event of a Participant's Retirement, Disability or death, distribution of his Capital Accumulation shall commence prior to the Allocation Date of the Plan Year following the Plan Year in which his Retirement, Disability or death occurs. If a Participant's Service terminates for any other reason, distribution of his Capital Accumulation shall commence prior to the Allocation Date of the sixth Plan Year following the Plan Year in which his Service terminates (unless he is reemployed by the Company).

     11. Subsection (2) of Section 13(b) is restated to read as follows, effective as of January 1, 1996:

          (2) payment of tuition and related educational fees (including room and board) for the next 12 months of post-secondary education of the Participant, his spouse, his children or his dependents (as described in Section 152 of the Code);

     12. The first sentence in subsection (4) of Section 13(c) is restated to read as follows, effective as of October 18, 1989:

          (4) Each loan shall be secured by an assignment of the balance in the Participant's Accounts equal to the amount borrowed and shall be supported by the Participant's promissory note for the amount of the loan, including interest, payable to the order of the Trustee.

     To record the adoption of this Amendment No. 1 to the amended and restated Plan, the Company has caused it to be executed this _____ day of __________, 1996.

                                WORLDCORP, INC.



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